Horizon Technology Finance Announces
First Quarter 2013 Financial Results

Investment Portfolio Grows to a Record $248 Million

FARMINGTON, Conn., May 7, 2013 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides secured loans to venture capital and private equity-backed development-stage companies in the technology, life science, healthcare information and services, and cleantech industries, today announced its first quarter financial results for the three months ended March 31, 2013.

First Quarter 2013 Highlights

•	Ended the quarter with an investment portfolio of a record $247.8 million
•	Funded $28.5 million in venture loans to new and existing portfolio companies
•	Closed loan commitments totaling $25.5 million
•	Portfolio weighted average yield was 12.8% with no loan prepayments in the quarter
•	Earned net investment income (“NII”) of $2.8 million, or $0.29 per share
•	Increased net assets from operations by $3.0 million, or $0.31 per share
•	Net asset value (“NAV”) equaled $144.8 million, or $15.12 per share
•	On March 8, 2013, declared monthly dividends of $0.115 per share for each of April, May and June 2013
•	Unfunded loan approvals and commitments totaled $15.6 million
•	Debt to equity ratio as of March 31, 2013 reached 79.7%
•	Total liquidity as of March 31, 2013 was approximately $34.0 million

“We are pleased to report the record size of our investment portfolio, which we expect will drive higher investment income in future quarters. Our pipeline in the first quarter was robust following a record level of originations in the fourth quarter,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer. “As we steadily increase our earning assets in a competitive market environment, we are making effective use of our leverage to boost returns and deliver a strong portfolio yield. Because most of our first quarter investments funded in late March, our first quarter portfolio growth did not have a large impact on our net investment income, however, we expect our portfolio growth will have a larger impact on our future operating results.”

Mr. Pomeroy added, “Our strategy remains to provide monthly dividends that are covered by net investment income over time, thus, with the increased earning power of our larger portfolio, on May 3 we declared monthly dividends of $0.115 per share for each of July, August and September 2013. Our focus remains on taking advantage of select investments that meet management’s underwriting and return criteria as we continue to generate high current pay interest income and seek opportunities to monetize our expanding warrant portfolio for the benefit of stockholders.”

Operating Results

Total investment income increased 11.2% to $7.4 million for the three months ended March 31, 2013 as compared to $6.6 million for the three months ended March 31, 2012. For the three months ended March 31, 2013, total investment income consisted primarily of $7.3 million in interest income from investments, which included $1.2 million in income from the amortization of origination fees and end-of-term payments on investments. Interest income on investments and other investment income rose primarily due to the increased average size of the loan portfolio offset by lower fee income as there were no prepayments during the first quarter 2013. For the three months ended March 31, 2012, total investment income consisted primarily of $5.9 million in interest income from investments, which included $1.1 million in income from the amortization of origination fees and end-of-term payments on investments. Fee income of $0.7 million was primarily comprised of prepayment fees from four portfolio companies.

The Company’s dollar-weighted average annualized portfolio yield on average loans, excluding warrant gains, was 12.8% and 15.4% for the three months ended March 31, 2013 and 2012, respectively. The portfolio weighted average yield for the three months ended March 31, 2012 reflects the higher than usual level of prepayment activity recorded during the first quarter of 2012. Horizon receives repayments of certain loans prior to their scheduled maturity date, of which the frequency or volume of such repayments typically fluctuate from quarter to quarter.

Total expenses for the three months ended March 31, 2013 were $4.6 million, as compared to $3.3 million for the three months ended March 31, 2012. Total expenses for each period consisted primarily of interest expense, management fees, incentive and administrative fees and, to a lesser degree, professional fees and general and administrative expenses. Interest expense increased quarter-over-quarter primarily due to the increase in average debt outstanding, as well as an increase borrowing cost associated with our Fortress Facility and Senior Notes.

Net investment income for the three months ended March 31, 2013 was $2.8 million, or $0.29 per share, as compared to net investment income of $3.4 million, or $0.44 per share, for the three months ended March 31, 2012.

For the three months ended March 31, 2013, the Company reported a net realized loss on investments of $0.2 million, or $0.02 per share, primarily due to the write-off of warrants in one portfolio company. For the three months ended March 31, 2012, the Company did not realize any gains or losses on investments.

For the three months ended March 31, 2013, the net unrealized appreciation on investments was $0.4 million, or $0.04 per share, as a result of the change in portfolio investment fair values during the quarter. This compares to net unrealized depreciation on investments of $0.8 million or $0.11 per share, for the three months ended March 31, 2012, which was primarily due to $1.2 million of net unrealized depreciation on six debt investments, partially offset by unrealized appreciation on warrant and equity investments.

For the three months ended March 31, 2013, the net increase in net assets resulting from operations was $3.0 million, or $0.31 per share. This compares to a net increase in net assets resulting from operations of $2.5 million, or $0.33 per share, for the three months ended March 31, 2012.

Portfolio Summary and Investment Activity

As of March 31, 2013, the Company’s debt portfolio consisted of 49 secured loans with an aggregate fair value of $238.7 million. In addition, the Company’s warrant portfolio had an aggregate fair value of $6.0 million as of March 31, 2013. Total portfolio investment activity as of and for the three months ended March 31, 2013 and 2012 was as follows:

	For the three months ended March 31,
	2013	2012
Beginning portfolio	$228,613	$178,013
New loan funding	28,500	31,700
Less refinanced balances and participation	—	(18,739)
Net new loan funding	28,500	12,961
Principal payments received on investments	(9,962)	(9,120)
Early pay-offs	—	(14,205)
Accretion of loan fees	548	642
New loan fees	(320)	(182)
New equity	73	—
Net realized loss on investments	(18)	—
Net appreciation (depreciation) on investments	420	(813)
Other	(73)	—
Ending Portfolio	$247,781	$167,296

Net Asset Value

At March 31, 2013, the Company’s net assets were approximately $144.8 million, an increase of 12.2% as compared to $129.0 million as of March 31, 2012, and a decrease of 0.1% as compared to $145.0 million as of December 31, 2012.

At March 31, 2013, the Company’s net asset value per share was $15.12 based on 9,574,445 shares outstanding, compared to $16.89 per share based on 7,640,049 shares outstanding as of March 31, 2012 and $15.15 per share based on 9,567,225 shares outstanding as of December 31, 2012. In July 2012, the Company completed a public offering of 1,909,000 shares of its common stock that generated total gross proceeds of approximately $30.9 million.

Portfolio Asset Quality

The following table shows the classification of our loan portfolio at fair value by credit rating as of March 31, 2013 and December 31, 2012:

	March 31, 2013		December 31, 2012
	Loans at Fair Value	Percentage of Loan Portfolio	Loans at Fair Value	Percentage of Loan Portfolio

Credit Rating
4	$33,696	14.1%	$30,818	14.0%
3	180,859	75.8%	181,019	82.2%
2	18,914	7.9%	3,560	1.6%
1	5,280	2.2%	4,900	2.2%
Total	$238,749	100.0%	$220,297	100.0%

As of March 31, 2013 and December 31, 2012, the Company’s loan portfolio had a weighted average credit rating of 3.1 and 3.2, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and while no loss is currently anticipated for a 2 rated loan, there is potential for future loss of principal. A rating of 1 represents a deteriorating credit quality and increased risk. As of March 31, 2013, there were four investments with a credit rating of 2. As of December 31, 2012, there was one investment with a credit rating of 2. As of both March 31, 2013 and December 31, 2012, there were three investments with a credit rating of 1, all of which were on non-accrual status.

Liquidity and Capital Resources

As of March 31, 2013, the Company had approximately $34.0 million in available liquidity, including cash and investments in money market funds totaling $4.6 million, and approximately $29.4 million in funds available under existing credit facility commitments.

Borrowings outstanding under the Company’s revolving credit facility with Wells Fargo, which contains an initial commitment of $75 million, totaled $67.0 million as of March 31, 2013. Borrowings outstanding under the Company’s term loan credit facility of $75 million with Fortress Credit totaled $10.0 million as of March 31, 2013.

At March 31, 2013, the Company's debt to equity leverage ratio was 79.7%.

Monthly Dividends Declared in Second Quarter 2013

On May 3, 2013, the Company’s Board of Directors declared monthly dividends of $0.115 per share for each of July, August and September 2013 pursuant to the Company’s dividend strategy. These monthly dividends, as set forth in the table below, total $0.345 per share:

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
May 3, 2013	June 18, 2013	June 20, 2013	July 15, 2013	$0.115
May 3, 2013	July 15, 2013	July 17, 2013	August 15, 2013	$0.115
May 3, 2013	August 15, 2013	August 19, 2013	September 16, 2013	$0.115
			Total:	$0.345

When declaring dividends, the Company’s Board of Directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for dividends in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, May 8, 2013 at 9:00 a.m. ET to discuss its latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 677-9112, and the dial-in number for international callers is (708) 290-1396. The access code for all callers is 41180360.

A live webcast will also be available on the Company’s website at horizontechnologyfinancecorp.com.

A replay of the call will be available through May 10, 2013. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 41180360. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a business development company that provides secured loans to development-stage companies backed by established venture capital and private equity firms within the technology, life science, healthcare information and services, and clean-tech industries. The investment objective of Horizon Technology Finance is to maximize total risk-adjusted returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants to purchase the equity of portfolio companies. Headquartered in Farmington, Connecticut, with regional offices in Walnut Creek, California and Reston, Virginia, the Company is externally managed by its investment advisor, Horizon Technology Finance Management LLC. Horizon’s common stock trades on the NASDAQ Global Select Market under the ticker symbol, “HRZN”. In addition, the Company’s 7.375% Senior Notes due 2019 trade on the New York Stock Exchange under the ticker symbol “HTF.” To learn more about the Company, please visit horizontechnologyfinancecorp.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Horizon Technology Finance Corporation	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Michael Cimini / Leon Berman
(860) 676-8653	(212) 477-8261 / (212) 477-8438
chris@horizontechfinance.com	mcimini@igbir.com / lberman@igbir.com

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities (Unaudited)
(In thousands, except share data)

	March 31, 2013	December 31, 2012
Assets
Non-affiliate investments at fair value (cost of $258,133 and $239,385, respectively)	$247,781	$228,613
Investment in money market funds	4,119	2,560
Cash	478	1,048
Interest receivable	3,513	2,811
Other assets	4,244	4,626
Total assets	$260,135	$239,658

Liabilities
Borrowings	$110,037	$89,020
Dividends payable	3,303	3,301
Base management fee payable	433	402
Incentive fee payable	693	855
Other accrued expenses	909	1,108
Total liabilities	115,375	94,686

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of March 31, 2013 and December 31, 2012	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 9,574,445 and 9,567,225 shares outstanding as of March 31, 2013 and December 31, 2012, respectively	10	10
Paid-in capital in excess of par	154,492	154,384
Accumulated undistributed net investment income	898	1,428
Net unrealized depreciation on investments	(10,352)	(10,772)
Net realized loss on investments	(288)	(78)
Total net assets	144,760	144,972
Total liabilities and net assets	$260,135	$239,658
Net asset value per common share	$15.12	$15.15

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
(In thousands, except share data)

	For the Three Months Ended
	March 31,
	2013	2012
Investment income
Interest income on non-affiliate investments	$7,346	$5,910
Fee income on non-affiliate investments	22	715
Total investment income	7,368	6,625

Expenses
Interest expense	1,773	675
Base management fee	1,241	994
Performance based incentive fee	693	838
Administrative fee	285	256
Professional fees	382	307
General and administrative	221	203
Total expenses	4,595	3,273

Net investment income	2,773	3,352

Net realized and unrealized gain (loss) on investments
Net realized loss on investments	(210)	—
Net unrealized appreciation (depreciation) on investments	420	(813)
Net realized and unrealized gain (loss) on investments	210	(813)

Net increase in net assets resulting from operations	$2,983	$2,539
Net investment income per common share	$0.29	$0.44
Net increase in net assets per common share	$0.31	$0.33
Dividends declared per share	$0.345	$0.45
Weighted average shares outstanding	9,570,789	7,636,609